Stillwater Marathon Project Contractor Fatally Injured

BILLINGS, MT -- (Marketwired - September 03, 2013) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U) (the "Company") reported a fatal accident occurred at the Company's Marathon project location near Marathon, Ontario, Canada. James B. Buckner, a contractor for the Company's subsidiary, Stillwater Canada Inc., was fatally injured on the afternoon of Saturday, August 31. The accident is being investigated by the Company, the Ontario Provincial Police and the Ontario Ministry of Labour. The Company is committed to the safety of its employees and contractors and is cooperating fully with the ongoing investigation. The Company expresses condolences to the family of Mr. Buckner.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining Company can be found at its website: www.stillwatermining.com.

CONTACT:
Mike Beckstead
(406) 373-8971